EXHIBIT 23.2

To the Administrative Committee
Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees:

We consent to the incorporation by reference in the Registration Statement filed on Form S-8 with respect to the Worthington Industries, Inc. Retirement Savings Plan for Collectively Bargained Employees (the “Plan”) of our report dated June 10, 2005 with respect to the Plan’s financial statements, included in Form 11-K for the Plan’s year ended December 31, 2004, and all references to our firm included in or made a part of the Registration Statement.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Certified Public Accountants

June 28, 2005
Cleveland, Ohio